Exhibit 99.1

       TASTY BAKING COMPANY REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

       Second Quarter Net Income Per Share Increases 68% over Prior Year;
                        Company Revises Guidance Upward


    PHILADELPHIA--(BUSINESS WIRE)--July 27, 2004--Tasty Baking Company (NYSE:TBC) today announced financial results for the second quarter ended June 26, 2004.

-0-
*T

               FINANCIAL HIGHLIGHTS SECOND QUARTER 2004
----------------------------------------------------------------------
$ in millions, except per share data
(*)Percentages may not calculate due to rounding


                                            2004     2003
                2004    2003       %      Year-to- Year-to-     %
                 Q2      Q2     Change(*)   Date     Date    Change(*)
               ------- ------- ---------- -------- -------- ----------
Gross Sales      $64.8  $62.9     3.0%     $133.2   $127.3    4.6%
    Route Sales  $48.0  $46.8     2.5%      $99.9    $93.1    7.3%
 Non-Route Sales $16.8  $16.1     4.6%      $33.3    $34.2   -2.7%
Net Sales        $40.1  $40.2    -0.3%      $80.5    $81.2   -0.8%
 Gross Margin %   31.3%  28.6%    2.7%       31.1%    28.0%   3.1%
                                 points                      points
Net Income per
 Share           $0.08  $0.05    68.0%      $0.14    $0.11   30.4%
-------------- ------- ------- ---------- -------- -------- ----------
*T

    RESULTS OF OPERATIONS - SECOND QUARTER

    For the second quarter 2004, the company reported gross sales of $64.8 million, compared to $62.9 million in the same period last year, an increase of 3.0%. Net sales for the second quarter 2004 were $40.1 million, compared to $40.2 million in the same period last year, a slight decrease of 0.3%.
    In the second quarter 2004, route sales were up 2.5% versus a year ago. Same route sales for the second quarter 2004 were down 0.1% versus the same period 2003. Non-route sales increased 4.6% versus the second quarter a year ago. This comparison is no longer impacted by the company's exit from business on the West Coast in the first quarter 2003.
    Net income and diluted net income per share for the second quarter 2004 were $0.7 million and $0.08, respectively, compared to net income and diluted net income per share of $0.4 million and $0.05, respectively, in the same period of the prior year, an increase of 68.0%. Second quarter 2004 results were impacted by a pre-tax gain of $0.1 million on the sale of a distribution route on the Eastern Shore of Maryland. Second quarter 2003 results were impacted by a pre-tax restructure charge reversal of $0.1 million due to favorable settlements of certain thrift store lease contracts.
    Gross margin in the second quarter 2004 was 31.3%, an increase of
2.7 percentage points over the comparable quarter a year ago. The gross margin improvement in the second quarter 2004 is primarily attributable to improved margins on the Family Pack and single-serve pie product lines, combined with cost reductions resulting from the company's productivity initiatives. These improvements were partially offset by increased price promotion spending to support the transition to the new Family Pack promoted price points and certain commodity cost increases.
    Selling, general and administrative expenses in the second quarter 2004 increased 4.6% compared to the second quarter 2003, due to the company's investment in people as well as increased selling expense related to the Pittsburgh and Cleveland route expansion.

    RESULTS OF OPERATIONS - YEAR TO DATE

    For the 26 weeks ended June 26, 2004, gross sales were $133.2 million, compared to $127.3 million for the same period last year, an increase of 4.6%. Net sales for the 26 weeks were $80.5 million compared to $81.2 million in the same period 2003, a decrease of 0.8%.
    Route sales were up 7.3% year-to-date versus the same period last year, and non-route sales were down 2.7% year-to-date versus the same period last year. Same route sales for the first 26 weeks of 2004 increased 4.5% compared to the same period last year.
    The company's net income for the first 26 weeks of 2004 was $1.1 million, or $0.14 per diluted share, compared with net income of $0.9 million, or $0.11 per diluted share, in the same period last year, a 30.4% increase. Results for 2004 year-to-date were affected by the $0.1 million gain from the sale of the distribution route on the Eastern Shore of Maryland. Results for 2003 were affected by pre-tax restructure charge reversals of $0.3 million due to the favorable settlements of certain thrift store lease contracts.
    David S. Marberger, senior vice president and chief financial officer, commented, "The second quarter results reflect our continued focus on improving profitability. Through the first half of 2004, gross profit increased $2.3 million and gross margin improved 3.1 percentage points compared to the same period in 2003. The company's productivity initiatives are beginning to gain traction and are helping to offset the commodity cost increases that are affecting Tasty Baking Company and the rest of the industry. The company's improved profitability and effective management of working capital have enabled the company to reduce its bank debt by over $1 million during the second quarter 2004."

    STRATEGIC TRANSFORMATION PLAN HIGHLIGHTS

    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "With the right team now in place, we continue to build on the momentum we created in the first and second quarters 2004 by adhering to the five pillars of the company's Strategic Transformation Plan. Our focus is on driving financial rigor throughout the business."
    Mr. Pizzi continued, "We completed the roll out of the new Tastykake product line packaging and have a more aggressive plan to deliver new products and product enhancements. This will continue in the third quarter with the introduction of Tastykake Sensables, our sugar-free, lower carb product line. We are also providing marketing support in the new markets of Pittsburgh and Cleveland to build awareness of the Tastykake brand. Our newly integrated supply chain function is the catalyst for the company-wide productivity efforts that are already providing cost-saving benefits throughout the organization. Finally, we are on plan with the implementation of our new ERP system, which we believe will provide the technological foundation to support long-term growth.
    "The energy and passion continues to grow throughout the organization as we execute against each pillar of our Strategic Transformation Plan."
    Mr. Pizzi added, "After reviewing the results from the first half of the year, we are increasing our full year 2004 guidance to $0.25 per fully diluted share from the previous guidance of $0.20 per fully diluted share."

    CONFERENCE CALL INFORMATION

    Tasty Baking Company management will host a conference call Tuesday morning, July 27th at 10:00 a.m. EDT to discuss the company's financial results. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company's web site, http://www.tastykake.com. On the company's homepage, click on "Investor Relations" and then "Investor Information." For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company website. To access the telephone replay, please call 1-888-274-8336. There is no access code or password. The telephone replay will be available from 12:00 p.m. on July 27th until Tuesday, August 3rd at 11:59 p.m. EDT.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NYSE:TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission from time to time. Please refer to these documents for a more thorough description of these and other risk factors.
-0-
*T

                TASTY BAKING COMPANY AND SUBSIDIARIES
             CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                             (Unaudited)
                  (000's, except per share amounts)



                              13 Weeks Ended        26 Weeks Ended
                           --------------------- ---------------------
                           6/26/2004  6/28/2003  6/26/2004  6/28/2003
                           ---------- ---------- ---------- ----------

Gross sales                $  64,837  $  62,944  $ 133,197  $ 127,316
Less discounts and
 allowances                  (24,782)   (22,753)   (52,664)   (46,141)
                           ---------- ---------- ---------- ----------
Net sales                     40,055     40,191     80,533     81,175

Cost of sales                 25,680     26,970     51,910     54,955
Depreciation                   1,825      1,738      3,555      3,477
Selling, general
 and administrative           11,519     11,010     23,191     21,798
Income from
 restructure (a)                   -        (95)         -       (315)
Gain on sale of
 routes (b)                      (75)         -        (75)         -
Interest expense
 and other (income), net          68        (21)       145        (71)
                           ---------- ---------- ---------- ----------

Income before provision for
 income taxes                  1,038        589      1,807      1,331

Provision for income taxes      (384)      (199)      (670)      (459)
                           ---------- ---------- ---------- ----------

Net income                 $     654  $     390  $   1,137  $     872
                           ========== ========== ========== ==========

Average number of shares
 outstanding:       Basic      8,092      8,098      8,094      8,099
                    Diluted    8,099      8,101      8,106      8,100

Per share of common stock:

Net income : Basic and
 Diluted                       $0.08      $0.05      $0.14      $0.11
                           ========== ========== ========== ==========
Cash Dividend                  $0.05      $0.05      $0.10      $0.10
                           ========== ========== ========== ==========


All disclosures are pre-tax, unless otherwise noted.

(a) For the twenty-six weeks ended June 28, 2003, the company recognized $315 in restructure charge reversals, $220 in the first quarter and $95 in the second quarter. These reversals resulted from favorable settlement of certain thrift store leases contracts related to the restructure charge taken during 2002 and 2001.

(b) During the second quarter of 2004, the company realized a $75 revenue gain from the sale of one route to a sales distributor in Maryland.



                TASTY BAKING COMPANY AND SUBSIDIARIES
               CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                             (Unaudited)
                               ( 000's)



                                             6/26/2004     12/27/2003
                                           ------------- -------------

Current Assets                             $     31,261  $     32,439
Property, Plant, and Equipment, Net              64,586        63,516
Other Assets                                     22,027        21,288
                                           ------------- -------------

  Total Assets                             $    117,874  $    117,243
                                           ============= =============

Reserve for Restructure, Current Portion   $        718  $      1,331
Current Liabilities                              21,413        23,088
Long Term Debt                                   14,482        12,705
Reserve for Restructure, Less Current
 Portion                                            814         1,044
Accrued Pension and Other Liabilities            20,820        19,938
Non Pension Postretirement Benefits              16,869        16,718
Shareholders' Equity                             42,758        42,419
                                           ------------- -------------
  Total Liabilities and Shareholders'
   Equity                                  $    117,874  $    117,243
                                           ============= =============

  Total Debt                               $     18,771  $     18,239
                                           ============= =============
*T




    CONTACT: Tasty Baking Company, Philadelphia
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
                 or
             David S. Marberger, 215-221-8500